Exhibit 99.2

Comtech to Acquire Radyne In An All-Cash Accretive Transaction

Acquisition Strengthens Worldwide Leadership Positions In
Satellite Earth Station and Amplifier Product Lines

Questions and Answers
May 12, 2008

Questions and Answers	May 12, 2008

Cautionary Statement Regarding Forward-Looking Statements

Certain information in this question and answer document contains forward-looking statements, including but not limited to, information relating to Comtech Telecommunications Corp.’s (the “Company”) future performance and financial condition, plans and objectives of the Company's management and the Company's assumptions regarding such future performance, financial condition, plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under the Company's control which may cause actual results, future performance and financial condition, and achievement of plans and objectives of the Company's management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include: the risk that the tender offer or merger may not be consummated for reasons including that the conditions precedent to the completion of those transactions may not be satisfied, timing of receipt of, and the Company's performance on, new orders that can cause significant fluctuations in net sales and operating results, the timing and funding of government contracts, adjustments to gross profits on long-term contracts, risks associated with international sales, rapid technological change, evolving industry standards, frequent new product announcements and enhancements, changing customer demands, changes in prevailing economic and political conditions, risks associated with the subpoena from the U.S. Immigration and Customs Enforcement branch of the Department of Homeland Security, and other factors described in the Company's filings with the Securities and Exchange Commission.

Additional Information about the Transaction and Where to Find It

The tender offer described in this question and answer document has not yet commenced, and this release is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Comtech will file a tender offer statement with the U.S. Securities and Exchange Commission (SEC). Investors and Radyne security holders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement that will be filed by Radyne with the SEC, because they will contain important information. These documents will be available at no charge on the SEC's website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge by directing a written request to: Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, New York  11747, Attention: Investor Relations.

Contacts:
Michael Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
Telephone: (631) 962-7000
Email: Info@comtechtel.com

Questions and Answers	May 12, 2008

Questions and Answers	May 12, 2008

Transaction Rationale

1.	What is the strategic rationale for combining Comtech and Radyne? What does Radyne bring to the table that makes it the best overall fit for you going forward?

Acquiring Radyne offers a unique opportunity to unite our companies' resources to develop and bring to market innovative new products. We are very excited about the future prospects. There are a number of benefits to Comtech

a.
The key driver is solidifying our market leadership and expanding our presence in the satellite amplifier segment both in traveling wave tubes and solid state. XICOM is well-positioned in the government and broadcast segments today. The company’s innovative products are opening new segments, which we will look to accelerate by introducing XICOM products into our strong customer relationships, especially in emerging segments.

b.
Expansion of our satellite earth station product portfolio with the introduction of Radyne’s innovative shared bandwidth satellite networking solution, known as SkyWire™. We believe we will be able to, over time, expand and diversify our addressable market and customer base.

c.	The transaction will also be a shot in the arm for our R&D efforts. The combination of our engineering teams will provide us the resources to invest in next-generation products.

d.	And finally, of course, the combination is significantly accretive and strategically redeploys Comtech’s excess cash to enhance earnings per share.

2.	Will a combined Comtech/Radyne have the growth prospects to justify your acquisition price?

a.
We believe so. Every acquisition comes with risks, both business risk and integration risk. However, given our deep understanding of Radyne’s businesses and the close proximity of our Tempe, Arizona - based business to Radyne’s satellite business, we are confident that we will achieve the goals we internally developed.

3.	Is this acquisition vital to your business strategy? Can you meet your growth targets without it?

a.
The acquisition is important to us. While we face competition in each of our markets – the transaction enhances our leadership position in the satellite earth station market and broadens our product offerings. Our satellite earth station product line revenue growth will continue to be fueled by Comtech’s flagship Carrier-in-Carrier® products. In addition, we expect Radyne’s SkyWire™ product line to generate incremental growth as it addresses a segment of the market that we do not address today.

Questions and Answers	May 12, 2008

b.
On the Amplifier segment side, there is no doubt that we will significantly expand our position. We have never offered a traveling wave tube amplifier before – so acquiring Radyne’s XICOM business was clearly a strategic decision we made to grow the amplifier side of our business. XICOM also addresses the satellite earth station business, such that our existing customer base, primarily those in emerging segments, will offer a potentially lucrative growth channel for XICOM in the future.

4.	How does your currently outlined strategy change in light of this transaction?

a.	It doesn’t. We continue to focus on our market leadership positions. In fact, in all three of our segments, we believe this transaction adds strength to our strategy.

5.	Why not a share buyback announcement in conjunction with this deal?

a.	As we have stated in the past, we will continue to evaluate a stock-buyback relative to any possible future acquisition opportunities that we see.

6.	Why is this deal in the best interests of Comtech’s shareholders?

a.
Most importantly, we expect it will enable us to extend our market leadership and broaden our product offerings in two of our market segments so that we can compete even more effectively in those markets. Additionally, we expect this acquisition to be accretive and to enhance earnings per share significantly over the long-term.

7.	What are your plans for Tiernan and AeroAstro?

a.
We expect to continue to operate Tiernan and AeroAstro as relatively independent business lines. We believe that each business has potential to grow. We were impressed with what we saw during the due diligence process and we look forward to working closely with the present management to grow both operations.

8.	How do the cultures of the two companies compare? Are there any major differences you see that could be an impediment to full integration?

a.
Both Radyne and Comtech actually operate under similar cultures. Both companies have relatively small corporate staffs and the product lines operate independently with corporate oversight and guidance.

9.	When did you begin to consider this transaction as a viable option for Comtech? Have you had prior discussions with Radyne? What price did you offer in your earlier discussions?

a.
We have been having discussions on and off with Radyne for a number of years.  The negotiations have been ongoing for quite a while. Rather than get into the details now, we’ll leave that to the tender offer document that we plan to file with the SEC.

Questions and Answers	May 12, 2008

10.	How did you determine what to pay? Is $11.50 a high premium relative to the price that Radyne’s stock has been recently trading at?

a.	The $11.50 per share represents a premium of approximately 33% over Radyne’s average closing stock price over the last ninety trading days.

b.	As you know, any deal needs to work for shareholders on both sides. We are comfortable with the price we are paying.

c.	When considering price, we considered fundamental and relative value. We analyzed, in great detail, what we believe will be the mid and long-term financial and strategic benefits of the combination.

11.	Will your offer be tax-free to Radyne shareholders?

a.	No. This is a cash transaction so it will be taxable.

12.	Will Radyne senior management play any ongoing role in the combined company?

a.	Radyne senior management will make all decisions for Radyne Corporation until the transaction closes.

b.
After the acquisition is closed, Fred Kornberg will continue to be the CEO of Comtech. Bob McCollum, our President of Comtech EF Data, will lead the combined satellite businesses of Radyne and Comtech EF Data. Other than that, we plan no changes to Radyne’s key management teams. We expect that Myron Wagner and Malcolm Persen will play important roles during the integration process.

c.	Walt Wood will continue to lead XICOM’s business.

d.	Rick Fleeter will continue to lead AeroAstro’s business.

e.	Brian Duggan will remain the President of Tiernan.

13.	Will any Radyne directors join Comtech’s Board?

a.	No.

Questions and Answers	May 12, 2008

Radyne’s Financial Performance

14.	On Friday, May 9, 2008, Radyne filed its first quarter 10-Q. Radyne’s Q1 earnings were a significant miss compared to “Street” estimates – were you aware of this?

a.
Yes. It was no surprise to us. Radyne provided us with their preliminary Q1 results during our due-diligence process. We believe that Radyne’s results were negatively impacted by its strategic review process announced in February 2008.

b.
We believe there is going to be some ongoing and lingering negative impact to Radyne’s business until the transaction is closed and the integration of Radyne into Comtech is substantially complete. Once the transaction is closed, we expect integration will take about six months.

15.	Do you expect to be able to improve on Radyne’s recent financial performance? Can you discuss revenue, gross margin and operating margin trends? Have you factored this in your projections and price?

a.
Radyne will continue to operate as an independent company prior to the transaction closing. Radyne reported its financial results for its first quarter ended March 31, 2008 in a Form 10-Q which was filed with the SEC on Friday May 9, 2008. As such, we refer you to their SEC document which discusses their results from their perspective. We can give you our view.

b.
On the financial side, we expect that revenue from the Radyne satellite business will continue to be flat for the remainder of the year, and in fact, may decline a bit during the integration process and until Radyne’s SkyWire™ shared bandwidth product line takes off.

c.	As you know, Radyne disclosed in its Q1 10-Q, their SkyWire™ shared bandwidth product line is showing good momentum. We expect over time this product line to be a meaningful revenue contributor.

d.
XICOM revenues continue to grow and in fact have exceeded our expectations relative to what we learned during the diligence process. XICOM is a key component of our acquisition rationale, and will make Comtech an instant leader in the satellite earth station traveling wave tube amplifier business. We believe that XICOM is also taking solid state amplifier market share from its competitors in the satellite market.

e.
We also see AeroAstro showing year-over-year revenue growth. As a reminder, AeroAstro was purchased by Radyne in August 2007, so when we are talking about revenue growth we are referring to both the fact that AeroAstro was only included in Radyne’s 2007 calendar year results for five months and the fact that we expect internal growth in calendar year 2008.

f.	On the Tiernan side, we see a relatively flat business due to the continuation of the new product transition cycle that Tiernan is experiencing.

g.	Given our strategic integration plans, we expect to see meaningful improvements in all operating metrics twelve months from now.

Questions and Answers	May 12, 2008

Due-Diligence, Synergies and Impact on Accretion

16.	How much due diligence were you able to do?

a.
It has been a long process and we believe that we have performed rigorous due diligence. We also retained high quality advisors to manage different aspects of the transaction. We engaged a special accounting and tax team to review the numbers. We had key Comtech executives review their specific areas of expertise. We engaged other outside consultants, as needed, to assist us. So we feel we did a thorough job evaluating this acquisition.

17.	What are the details of the operating efficiencies? Are you comfortable with your ability to achieve these synergies? Can you break out the synergies you expect from the combination?

a.
We expect substantial operating efficiencies of approximately $3.0 to $4.0 million within the first twelve months after closing, and approximately $9.0 to $11.0 million on an annual recurring basis thereafter.

b.	Radyne’s satellite earth station business is located only a few miles away from our Comtech EF Data 156,000 square feet of high-volume technology manufacturing facilities located in Tempe, Arizona.

c.
We expect to fully integrate all aspects of Radyne’s satellite earth station business into Comtech EF Data. Synergies are expected to be achieved by closing Radyne’s manufacturing facility and eliminating redundant overhead functions. Also, additional synergies are expected from the consolidation of Radyne’s corporate functions into Comtech’s corporate headquarters in Melville, NY.

18.	Any revenue synergies?

a.	We are not modeling anything at this time but we will seek to work closely with the XICOM team to introduce their satellite amplifiers to our satellite earth station modem customers.

19.	Do you have the expertise and experience to manage such a huge integration?

a.
We definitely believe so.  The combined team has extensive experience. Both Fred Kornberg and Bob McCollum actually led the merger of Comtech EF Data into our business way back in 2000. Comtech also completed a successful acquisition of MPD Technologies in 2001. Those acquisitions doubled the size of each respective business at the time.

b.
Mike Porcelain, our CFO, has extensive experience with acquisitions from his prior position within PricewaterhouseCoopers’ Transaction Advisory Group. He has been with Comtech since 2002 and has been involved with the acquisitions that we have made since then, including AHA, Vipersat and Memotec.

c.
Jerome Kapelus, our Senior VP of Strategy and Business Development, has been in the technology arena for many years in a financial capacity with a fair amount of time spent on mergers and acquisitions. Frank Otto, who just recently joined us, participated in a number of acquisition transactions with EDO Corp.

Questions and Answers	May 12, 2008

20.	How accretive or dilutive is the transaction to EPS? In what timeframe?

a.	We believe that the combination will be accretive to shareholders in the first twelve months after we close. In the second year, we believe it will be significantly accretive.

b.
However, given the first step cash tender offer process and the need to obtain regulatory clearance, as well as the complexity of purchase accounting rules it is difficult at this time to provide specific guidance or a specific level of accretion.

c.
Once the first step tender offer is completed, we will have a far better sense of when the transaction is likely to close. At that time, we will have had the chance to further analyze and fine-tune our forecasts in order to provide meaningful EPS guidance.

21.	Is this transaction accretive primarily because your “cost of capital” is only 2.5% (the interest rate you’re approximately earning on current cash balances)?

a.
The low return we are currently earning on our cash is certainly a key factor in this transaction being accretive in Year 1. Keep in mind, however, that we are trying to be cautious about Year 1 in light of the continued disruption we expect Radyne to experience relating to this sales process.

b.
We anticipate that the transaction will be significantly accretive beyond Year 1, even after assuming a cost of capital more consistent with the current corporate debt marketplace, as synergies are fully realized and the SkyWire™ product line gains traction.

22.	What are the “special items” excluded from your accretion model? How dilutive will this be with the special items?

a.
Excluding the amortization of intangibles associated with purchase price accounting (including the possibility of a one-time charge for acquired in-process research and development) and a preliminary estimate of $7.0 to $10.0 million of restructuring costs associated with the realization of synergies, the acquisition is expected to be accretive in the first twelve months after closing, and significantly accretive thereafter. The Company also expects to incur transaction costs of approximately $5.0 million which will be capitalized as part of purchase accounting.

b.
The $7.0 to $10.0 million of one-time restructuring charges includes costs primarily associated with combining Radyne’s Arizona facility into our Arizona facility.  This also includes an estimate of severance, building shut-down costs, lease termination charges and other moving type costs.

c.
Given the complexity of the accounting for what constitutes a GAAP P&L charge versus an opening balance sheet adjustment, we are assuming, at this point, these charges would hit our GAAP P&L. Similar to the transaction costs of $5.0 million, it is possible that some of the $7.0 to $10.0 million may wind up on the balance sheet as part of purchase accounting. Once we finalize the accounting treatment and get closer to the transaction date, we will be able to provide you with more details on the accounting treatment.

Questions and Answers	May 12, 2008

Two-Step Merger and Closing Timetable

23.	What is a two step merger process and how does it work?

a.
The first step in a two-step merger is the cash tender offer subject to specified conditions such as regulatory clearance. Radyne shareholders can accept our offer by tendering their securities. As long as greater than 50% of shares tender, the change of control is triggered. Once we have control, the second step is a merger of the remaining shareholders since voting control is already accomplished.

24.	Are there benefits of a two-step merger process?

a.	Two-step mergers generally have an advantage over one-step mergers because they can often be completed more quickly if conditions are satisfied.

b.
If all tender conditions are satisfied, Radyne shareholders should receive consideration for their shares more rapidly rather than having to wait until the close of a one-step merger. Even the remaining minority shareholders who fail to tender get their cash more quickly than in a one-step merger.

c.	If all tender conditions are satisfied, Comtech can assert control over Radyne more quickly which is important given our desire to maximize synergies.

25.	What’s the timetable? When do you intend to launch the tender offer? How quickly could you close a transaction?

a.	We intend to launch the tender as expeditiously as practicable, but certainly within ten days.

b.
The SEC’s tender offer rules require that the first-step offer be open for 20 business days. The Hart-Scott Rodino regulations require notice and a waiting period of up to 15 days. Thus, we could close in as little as a month if all conditions are satisfied.

Questions and Answers	May 12, 2008

Anti-trust and Shareholder Communication

26.
Do you anticipate any anti-trust issues arising from this transaction? Who bears the risk of any HSR issue? When will you be filing for HSR approval? Do you anticipate a second request and what is the possibility that the deal does not get done?

a.
 We will make all of the appropriate regulatory filings, and we have retained experienced counsel to navigate us through this process. The process is in its early stages and we do not want to speculate as to how it will proceed.

27.
What assets would you be willing to divest to ensure that this deal got approval?  What would be the revenue loss from those divestitures? What companies are logical buyers for the assets you would divest? Have you already spoken with any of them?

a.
We do not want to speculate as to how it will proceed. We will make all of the appropriate regulatory filings, and we have retained experienced counsel to navigate us through this process. The process is in its early stages

28.	Have you spoken to Radyne’s major shareholders? What have they said about your proposal?

a.	Our communication to Radyne’s shareholders will be in the form of our tender offer and we don’t intend to engage in dialogue other than through that process.

29.	Have you spoken with any of your shareholders? What have been their reactions?

a.	We announced the transaction this morning so we have not yet had an opportunity to speak to our shareholders.

30.	Will Radyne have a shareholder vote to approve this deal? Has Radyne scheduled a shareholder meeting regarding the transaction? Does Comtech need shareholder vote?

a.
Based on the tender offer process, Radyne will not require a shareholder vote if the tender offer succeeds in achieving a 90% ownership level.   Radyne has not scheduled a shareholder meeting regarding this transaction. Comtech does not need a shareholder vote.

31.	Under what circumstances would you walk away from this?

a.
We are highly committed to this transaction, and intend to devote all available resources to expeditiously complete this transaction. As you know, public merger agreements are typically structured to make it difficult for the parties to break an agreement.

b.	Nonetheless, the merger agreement contains the usual “outs” to deal with certain violations and misrepresentations that could arise.

Carrier-in-Carrier® is a Registered Trademark of Comtech EF Data Corp.
SkyWire™ is a trademark of Radyne Corporation.